Exhibit 99.1

Viracta Therapeutics Appoints Michael Faerm as Chief Financial Officer

San Diego, May 14, 2024 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a clinical-stage precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide, today announced the appointment of Michael Faerm as Chief Financial Officer, effective immediately. Mr. Faerm is a seasoned biotech executive with more than 25 years of experience in life sciences companies, equity research and investment banking.

“We are delighted to welcome Mike, an accomplished life sciences industry & Wall Street veteran who we believe will be instrumental in supporting our next phase of development,” said Mark Rothera, President and Chief Executive Officer of Viracta. “The encouraging clinical data generated to date underscores the potential of Nana-val’s innovative ‘Kick and Kill’ approach to effectively address the unmet treatment needs for patients with EBV-associated cancers. As we advance Nana-val through late-stage development and towards several pivotal milestones, we look forward to leveraging Mike’s strategic, operational and financial leadership.”

Mr. Faerm added, “I am thrilled to join Viracta at this exciting time and relish the opportunity to make a meaningful impact on the company’s future. I look forward to working with the talented team at Viracta to progress the development of Nana-val and advance the company’s mission to bring innovative therapies to patients with virus-associated cancers.”

Mr. Faerm most recently served as Interim Chief Financial Officer at Harpoon Therapeutics, Inc., which was acquired by Merck for approximately $680 million, and where he helped lead a $150 million PIPE financing. Prior to Harpoon, Mr. Faerm was the Chief Financial Officer of Artiva Biotherapeutics, Inc., where he led financial strategy and operations, and oversaw the company’s investor relations, financial planning, accounting and facilities functions. Previously, Mr. Faerm served as a consulting and interim Chief Financial Officer and Chief Business Officer for numerous biopharma companies. Prior to this, Mr. Faerm served as the Chief Business Officer of Innoviva, Inc. (formerly Theravance, Inc.), and earlier, worked in business development and strategic finance roles at Forest Laboratories and Regeneron Pharmaceuticals. Mr. Faerm’s Wall Street experience includes Credit Suisse and Wells Fargo Securities, where he was a senior equity research analyst covering the pharmaceutical sector, and Merrill Lynch, where he was an investment banker executing a wide range of strategic and capital markets transactions in biopharma and other healthcare sectors. Mr. Faerm earned his MBA from Harvard Business School, an M.S. in civil engineering from Stanford University, and a B.S. in civil engineering from Columbia University.

About Viracta Therapeutics, Inc.

Viracta is a clinical-stage precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide. Viracta’s lead product candidate is an all-oral combination therapy of its proprietary investigational drug, nanatinostat, and the antiviral agent valganciclovir (collectively referred to as Nana-val). Nana-val is currently being evaluated in multiple ongoing clinical trials, including a pivotal, global, multicenter, open-label Phase 2 basket trial for the treatment of multiple subtypes of relapsed or refractory (R/R) Epstein-Barr virus-positive (EBV+) lymphoma (NAVAL-1), as well as a multinational, open-label Phase 1b/2 clinical trial for the treatment of patients with recurrent or metastatic (R/M) EBV+ nasopharyngeal carcinoma (NPC) and other advanced EBV+ solid tumors. Viracta is also pursuing the application of its “Kick and Kill” approach in other EBV-related diseases.

For additional information, please visit www.viracta.com.

Forward-Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the ability of Viracta’s product candidates to effectively address the unmet treatment needs for patients with EBV-associated cancers, the details, timeline and expected progress for Viracta's ongoing and anticipated clinical trials and updates regarding the same, the announced changes to management, statements concerning or implying Viracta’s future performance, goals and potential, and the ability of management personnel to contribute to the execution of Viracta’s vision, performance, goals and potential. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop, and commercialize its current and future product candidates; the clinical utility, potential benefits, and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supply nanatinostat, valganciclovir, and pembrolizumab for clinical testing; and Viracta's estimates regarding its ability to fund ongoing operations into 2025, future expenses, capital requirements, and need for additional financing in the future.

If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:

Ashleigh Barreto

Head of Investor Relations & Corporate Communications

Viracta Therapeutics, Inc.

abarreto@viracta.com

SOURCE Viracta Therapeutics, Inc.